Exhibit Index

EXHIBIT NO. (99) Press release, dated April 28, 2008 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

For Immediate Release	For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC COMPANY REPORTS
RECORD SALES AND OPERATING INCOME FOR THE FIRST QUARTER

Bluffton, Indiana - April 28, 2008 -- Franklin Electric Co., Inc. (NASDAQ:FELE) reported diluted earnings per share of $0.35 for the first quarter of 2008, an increase of 67 percent compared to 2007 first quarter earnings per share of $0.21, and first quarter income of $8.1 million in 2008, an increase of 66 percent compared to $4.9 million for the same period a year ago.

First quarter sales were a record $176.0 million, up $45.5 million or 35 percent compared to $130.5 million in 2007. First quarter sales attributed to acquisitions were $28.7 million. The Company’s total organic growth was about 17 percent for the quarter including organic growth achieved by acquired companies and $7.0 million of growth from foreign exchange rate changes.

Water Systems sales worldwide were $136.7 million, up $36.1 million or 36 percent for the first quarter of 2008 compared to the same period for 2007. Water Systems’ total organic growth was about 12 percent for the quarter. The growth was primarily attributable to increased sales in the United States, Canada, Latin America and the Middle East.

Fueling Systems sales worldwide were $39.3 million, an increase of approximately 31 percent for the first quarter of 2008 compared to the same period for 2007. Fueling Systems’ sales growth was organic and driven by increased sales of vapor recovery and electronic fuel management systems.

R. Scott Trumbull, Chairman and Chief Executive Officer of the Company, stated: “First quarter 2008 sales of $176.0 million were on track with our expectations. Our sales and operating income were records for any first quarter in the Company’s history, and net income was the second best first quarter on record. Growth in the Water Systems segment occurred in spite of the dramatic drop in housing starts in the United States as our pump product lines continued to gain market share. Our Fueling Systems business is benefiting from high demand for vapor recovery systems in California as gas stations upgrade their emissions control systems to be in compliance with clean air regulatory standards.”

Gross profit margin, at 29.2 percent of sales, declined in the first quarter of 2008 approximately 60 basis points from the comparable quarter of 2007. The primary cause for the 2008 margin decline was reduced facility utilization consistent with management’s plan to reduce finished goods inventory and so increase turns over the course of the year. In response to rising commodity costs (e.g., aluminum, copper and steel), the Company announced market price increases for most of its product lines effective during the first and second quarters of 2008.

Selling, general, and administrative expenses increased by $6.9 million in the first quarter of 2008 compared to first quarter last year. The acquisitions of Pump Brands (South Africa), the pump division of Monarch Industries (Canada) and Schneider Motobombas (Brazil) added approximately $6.1 million to selling, general and administrative expenses for the first quarter of 2008. Selling, general, and administrative expenses as a percentage of sales declined by about 195 basis points versus the first quarter prior year.

For the first quarter 2008, the Company’s operating income was a record $15.1 million, up $6.8 million or about 80 percent compared to $8.2 million for the same period a year ago. Operating margins for the quarter were 8.6 percent compared to 6.3 percent last year.

Interest expense increased by $1.4 million due to the debt incurred to fund acquisitions coupled with the first quarter seasonal build-up of working capital to serve the Water Systems and Fueling Systems markets in the second and third quarters.

The effective tax rate for 2008 increased to 36.3 percent (before the impact of one-time benefits) from the prior year’s rate of 35.0 percent. The increase was primarily due to the loss of the research and development tax credit which has not been renewed by the Congress at this time.

During the first quarter of 2007, the Company initiated Phase 2 of its Global Manufacturing Realignment Program. Phase 2 of the Realignment Program included expanding facilities in low-cost regions and shifting production out of higher cost manufacturing facilities. During the first quarter 2008, having finished construction of the new pump plant in Linares, Mexico, the Company completed Phase 2 of the Global Manufacturing Realignment Program. In total, this phase included severance and equipment relocation costs of $4.0 million pre-tax with $3.9 million occurring in 2007 and $0.1 million occurring in the first quarter 2008. As previously disclosed, Phase 1 of the Realignment Program, which was completed in December 2005, resulted in $7.5 million of pre-tax restructuring expenses.

Mr. Trumbull commented on the Company’s continued emphasis on earnings growth in 2008 and beyond: “For several quarters I have assured our shareowners that while earnings declined in 2007 for the first time in six years, the impact of the competitive factors that caused the decline would diminish in 2008 and we would return to the path of growing earnings. I am pleased that our first quarter performance begins to validate this forecast.

•
Our improvement during the quarter was driven by a combination of organic sales growth, fixed cost leverage, and accretion from recent acquisitions. Globally, the Water Systems segment achieved organic growth of 12 percent during the quarter led by solid sales increases to distributors in the United States; and to both distributors and OEMs in Latin America and the Middle East.

•	Our Fueling Systems segment achieved organic growth of 31 percent as vapor recovery system sales grew rapidly in both California and in international markets.
•
For several years we have focused on expanding our sales base in developing regions where we foresee growing demand for our Water Systems products. During the first quarter, sales in developing regions represented about 35 percent of our total Water Systems revenues and grew organically by about 14 percent.

•
Fixed Costs (which we define as fixed manufacturing costs, restructuring costs and SG&A less commissions,) as a percentage of sales during the first quarter of 2008 are on track to improve on a full year basis from the prior year. Fixed cost spending reductions contributed to offset higher material and freight costs and achieve a 225 basis point improvement in operating income as a percent of sales versus the first quarter of the prior year.

•
Our recently acquired companies, Pump Brands (South Africa), the pump division of Monarch Industries (Canada), and Schneider Motobombas (Brazil) all performed well during the quarter and the integrations are on track.

As we look forward we anticipate organic sales growth in excess of 12 percent and total sales growth in the range of 25 percent. This growth combined with spending controls should allow us to achieve Fixed Costs improvements of about 220 basis points for the full year 2008. While these factors will have a significant impact on earnings growth, we are carefully monitoring signs of increased material cost inflation in copper, steel, and freight to determine our pricing and cost reduction plans for the second half of the year. We also anticipate opportunities to complete additional “bolt-on” acquisitions that will enhance our product offering and expand our global distribution footprint.”

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to the Company’s financial results, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 29, 2007, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q.  These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements.  All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	First Quarter Ended
	March 29, 2008	March 31, 2007

Net sales	$176,010	$130,496

Cost of sales	124,551	91,567

Gross profit	51,459	38,929

Selling and administrative expenses	36,311	29,455

Restructuring expense	82	1,238

Operating income	15,066	8,236

Interest expense	(2,624)	(1,212)
Other income	471	298
Foreign exchange gain (loss)	(327)	247

Income before income taxes	12,586	7,569

Income taxes	4,438	2,672

Net income	$8,148	$4,897

Net income per share:
Basic	$0.35	$0.21
Diluted	$0.35	$0.21

Weighted average shares and equivalent
shares outstanding:
Basic	23,030	23,088
Diluted	23,293	23,499

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	Mar. 29, 2008	Dec. 29, 2007

ASSETS:

Cash and equivalents	$33,623	$65,252
Receivables	99,513	64,972
Inventories	164,593	156,146
Other current assets	26,225	23,109
Total current assets	323,954	309,479

Property, plant and equipment, net	143,576	134,931
Goodwill and other assets	251,221	217,827
Total assets	$718,751	$662,237

LIABILITIES AND SHAREOWNERS' EQUITY:

Accounts payable	$32,221	$27,986
Accrued liabilities	54,979	52,265
Current maturities of long-term
debt and short-term borrowings	55,577	10,398
Total current liabilities	142,777	90,649

Long-term debt	152,202	151,287
Deferred income taxes	12,135	11,686
Employee benefit plan obligations	24,473	24,713
Other long-term liabilities	5,134	5,358

Shareowners' equity	382,030	378,544
Total liabilities and shareowners' equity	$718,751	$662,237

FRANKLIN ELECTRIC CO., INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	March 29, 2008	March 31, 2007
Cash flows from operating activities:
Net income	$8,148	$4,897
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	6,229	4,730
Stock based compensation	1,106	1,363
Deferred income taxes	(126)	365
Loss/(gain) on disposals of plant and equipment	42	20
Changes in assets and liabilities:
Receivables	(30,047)	(17,984)
Inventories	(4,141)	(20,716)
Accounts payable and other accrued expenses	(5,222)	(10,604)
Accrued income taxes	1,351	(7,415)
Excess tax from share-based payment arrangements	(64)	(1,158)
Employee benefit plans	(639)	574
Other, net	(1,921)	(1,150)
Net cash flows from operating activities	(25,284)	(47,078)
Cash flows from investing activities:
Additions to plant and equipment	(6,758)	(4,584)
Proceeds from sale of plant and equipment	10	16
Additions to other assets	(500)	-
Purchases of securities	(9,000)	-
Proceeds from sale of securities	9,000	-
Cash paid for acquisitions, net of cash	(35,465)	-
Proceeds from sale of business	-	1,310
Net cash flows from investing activities	(42,713)	(3,258)
Cash flows from financing activities:
Additions to short-term debt	45,000	-
Repayment of short-term debt	(19)	-
Additions to long-term debt	-	50,000
Repayment of long-term debt	(107)	(79)
Proceeds from issuance of common stock	176	2,266
Excess tax from share-based payment arrangements	64	1,158
Purchases of common stock	(7,813)	-
Reduction of loan to ESOP Trust	-	200
Dividends paid	(2,771)	(2,536)
Net cash flows from financing activities	34,530	51,009
Effect of exchange rate changes on cash	1,838	(133)
Net change in cash and equivalents	(31,629)	540
Cash and equivalents at beginning of period	65,252	33,956
Cash and equivalents at end of period	$33,623	$34,496